UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 13, 2015

Cocrystal Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55158	20-5978559
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1860 Montreal Rd, Tucker, GA	30084
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 398-7178

Former Address:  19805 North Creek Parkway, Bothell, WA, 98011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On April 13, 2015, the Board of Directors of Cocrystal Pharma, Inc. (the “Company”) adopted the 2015 Equity Incentive Plan (the “Plan”).  The Plan provides for the grant of incentive stock options, qualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, and performance shares or units (collectively, the “Stock Awards”) and cash awards. Awards may be granted under the Plan to our employees, non-employee directors and independent contractors.  The maximum number of shares of common stock available for issuance under the Plan is 80,000,000 shares which includes 32,907,135 which were issuable under the Company’s 2007 Equity Incentive Plan (the “Prior “Plan”). The Company will no longer be issuing any shares under the Prior Plan.

Also on April 13, 2015, the Company granted to each of its non-employee directors 350,000 10-year stock options.  The options are exercisable at $1.17 per share and vest in four equal annual increments with the first vesting date being April 13, 2016, subject to continued service on each applicable vesting date.  The Company also granted 200,000 10-year options to Gerald McGuire, the Company’s Chief Financial Officer with identical vesting terms as described in the prior sentence.  Additionally, the Company and Gary Wilcox, a director, entered into an at-will employment agreement whereby Mr. Wilcox is being paid at the rate of $100,000 per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cocrystal Pharma, Inc.

Date: April 17, 2015	By: Name: Title:	/s/ Jeffrey Meckler Jeffrey Meckler Chief Executive Officer